Exhibit 99.1

For Immediate Release:

TIME WARNER INC. REPORTS FIRST QUARTER 2005 RESULTS

NEW YORK, May 4, 2005 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2005.

In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: “I’m pleased that our businesses delivered such a solid performance this quarter — underscoring our broad-based strength and the success of our strategy to run our businesses as best in class. Driven by growth across our Cable, AOL and Networks segments, these results, particularly our substantial Free Cash Flow generation, give us a great start to meeting our full-year financial objectives.

“As we continue to move our businesses forward, our pending acquisition of Adelphia’s assets gives us a unique opportunity to grow our company in a disciplined way. Time Warner Cable’s robust growth this quarter in high-speed data and Digital Phone subscribers, as well as its strong showing in enhanced digital video services, reinforces our confidence in the cable industry’s promising future. With our progress on these and other fronts, we’ve positioned Time Warner strategically, operationally and financially for sustained, superior growth and improved shareholder returns.”

In the quarter, Revenues increased 3% over the same period in 2004 to $10.5 billion, led by growth at the Cable, Publishing and Networks segments.

Adjusted Operating Income before Depreciation and Amortization rose 8% to $2.6 billion. Driving this growth were increases at the Cable, AOL and Networks segments, as well as lower corporate expenses. Operating Income climbed 10% to $1.8 billion.

For the first three months, Cash Provided by Operations totaled $1.9 billion, and Free Cash Flow grew to $1.2 billion (reflecting a 45% conversion rate of Adjusted Operating Income before Depreciation and Amortization). Included in these amounts was a $300 million payment related to the previously announced settlement with the Securities and Exchange Commission.

As of March 31, Net Debt totaled $15.1 billion, down $1.1 billion from $16.2 billion at the end of 2004.

Diluted Income per Common Share before discontinued operations and cumulative effect of accounting change was $0.20 for the three months ended March 31, compared to $0.15 in last year’s first quarter. The current-year amounts included certain items affecting comparability that are described in detail in the accompanying Consolidated Reported Net Income and Per Share Results section. The net impact of such items was to increase the current-year results by $0.02 per diluted common share.

Performance of Segments

The schedules below reflect Time Warner’s performance for the three months ended March 31, by line of business (in millions):

Three Months Ended March 31:

	Three Months Ended March 31,
	2005	2004
Revenues:
AOL	$2,133	$2,191
Cable	2,246	2,043
Filmed Entertainment	3,014	2,987
Networks	2,285	2,195
Publishing	1,240	1,147
Intersegment Eliminations	(435)	(378)

Total Revenues	$10,483	$10,185

Adjusted Operating Income before Depreciation and Amortization (a):
AOL (b)	$540	$489
Cable	822	750
Filmed Entertainment	410	412
Networks (c)	787	742
Publishing (d)	167	162
Corporate (e)	(102)	(164)
Intersegment Eliminations	(29)	13

Total Adjusted Operating Income before Depreciation and Amortization (a)	$2,595	$2,404

Operating Income:
AOL (b)	$324	$277
Cable	426	386
Filmed Entertainment	328	335
Networks (c)	728	683
Publishing (d)	113	102
Corporate (e)	(111)	(180)
Intersegment Eliminations	(29)	13

Total Operating Income	$1,779	$1,616

(a)	Adjusted Operating Income before Depreciation and Amortization excludes the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, legal reserves related to the government investigations and legal reserves that may be established in connection with the pending securities litigation. Refer to the reconciliation of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization on page 12. Operating Income includes these items in their respective periods.
(b)	For the three months ended March 31, 2005, Adjusted Operating Income before Depreciation and Amortization excludes a noncash goodwill impairment charge of $24 million related to America Online Latin America, Inc. and a $2 million gain from the resolution of a contingent gain related to the 2004 sale of Netscape Security Solutions. Operating Income includes these amounts in the period.
(c)	For the three months ended March 31, 2004, Adjusted Operating Income before Depreciation and Amortization excludes a loss of approximately $7 million related to the sale of the winter sports teams. Operating Income includes this amount in the period.
(d)	For the three months ended March 31, 2005, Adjusted Operating Income before Depreciation and Amortization excludes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability; for the three months ended March 31, 2004, it excludes an $8 million gain related to the sale of a building. Operating Income includes these items in their respective periods.
(e)	For the three months ended March 31, 2004, Adjusted Operating Income before Depreciation and Amortization and Operating Income include $53 million of costs associated with the relocation from the Company’s former corporate headquarters, of which approximately $3 million of this charge was reversed in the first quarter of 2005, as updated estimates indicate certain costs would no longer be incurred.

Presented below is a discussion of Time Warner’s segments for the first quarter of 2005. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

AOL (America Online)

Revenues declined 3% ($58 million) to $2.1 billion, reflecting a 45% increase ($97 million) in Advertising revenues, more than offset by an 8% decrease ($145 million) in Subscription revenues. Advertising revenues benefited from growth in both paid search ($27 million) and traditional advertising, as well as the Advertising.com acquisition ($60 million), which closed in August of 2004. The decrease in Subscription revenues was due to a decline in domestic membership. Included in Revenues was an increase of $27 million from changes in foreign currency exchange rates.

Adjusted Operating Income before Depreciation and Amortization climbed 10% ($51 million) to $540 million, due to a reduction in network expenses ($168 million) and lower marketing expenses, as well as increased Advertising revenues. This increase was offset in part by lower domestic Subscription revenues.

Operating Income rose 17% ($47 million) to $324 million, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization and lower depreciation expense ($23 million), offset partly by a $24 million noncash goodwill impairment related to AOL Latin America.

Highlights

As of March 31, the AOL service totaled 21.7 million U.S. members, a decline of 549,000 from the prior quarter and 2.3 million from the year-ago quarter. In Europe, the AOL service had 6.3 million members, an increase of 18,000 from the previous quarter and a decline of 69,000 from last year’s quarter.

CABLE (Time Warner Cable)

Revenues climbed 10% ($203 million) to $2.2 billion, reflecting a 10% increase ($193 million) in Subscription revenues and a 9% rise in Advertising revenues. The growth in Subscription revenues was driven by a 19% increase ($79 million) in high-speed data revenues, 21% growth in enhanced digital video services revenues and higher Digital Phone revenues, as well as increased basic cable rates. Average monthly revenue per basic cable subscriber rose 10% to about $80.

Operating Income before Depreciation and Amortization grew 10% ($72 million) to $822 million, reflecting higher revenues, offset partially by an increase of 13% ($58 million) in video programming costs and higher general operating costs, including increased start-up losses resulting from the full-scale roll-out of Digital Phone services. The current quarter included $17 million of restructuring costs, reflecting previously announced changes in Time Warner Cable’s management structure. Also included were reserves related to legal matters of $9 million, compared to the prior-year quarter’s $27 million.

Operating Income rose 10% ($40 million) to $426 million, driven by the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation expense ($30 million).

Highlights

At March 31, Time Warner Cable managed 10.9 million basic video cable subscribers, which included nearly 1.6 million subscribers in unconsolidated joint ventures. Basic video cable subscribers increased 26,000 since the end of the fourth quarter of 2004. Digital video subscribers rose 103,000 over the previous quarter for a total of 4.9 million, which represented 45% of basic video cable subscribers. In the same period, Digital Video Recorder subscribers climbed 136,000 to 998,000 subscribers, and Subscription Video On Demand subscribers grew by 108,000 to more than 1.6 million subscribers, representing 20% and 34% of digital video customers, respectively.

Residential high-speed data subscribers increased by 209,000 in the quarter for a total of 4.1 million, representing 22% of service-ready homes passed. Digital Phone subscribers rose 152,000 in the quarter for a total of 372,000.

FILMED ENTERTAINMENT (Warner Bros. Entertainment and New Line Cinema)

Revenues increased 1% ($27 million) to $3.0 billion, due to growth at Warner Bros. from such home video releases as Harry Potter and the Prisoner of Azkaban and Troy and higher international television revenues. Offsetting this growth were difficult comparisons to the prior-year quarter, which included revenues related to the third-cycle syndication of Seinfeld, as well as the theatrical results of Warner Bros.’ The Last Samurai and New Line’s The Lord of the Rings: The Return of the King.

Operating Income before Depreciation and Amortization was essentially flat at $410 million, reflecting higher home video contributions, offset by difficult comparisons to the year-ago quarter’s contribution from television syndication fees and The Lord of the Rings trilogy, in addition to a decline in consumer products this year.

Operating Income decreased 2% ($7 million) to $328 million, reflecting essentially flat Operating Income before Depreciation and Amortization and modestly higher depreciation expense.

Highlights

At the 77th Annual Academy Awards, Warner Bros.’ Million Dollar Baby earned Oscars for Best Picture, Best Director, Best Actress and Best Supporting Actor; The Aviator won five Academy Awards; and New Line’s Fine Line Features’ The Sea Inside took home the Oscar for Best Foreign Language Film.

NETWORKS (Turner Broadcasting, HBO and The WB Network)

Revenues increased 4% ($90 million) to $2.3 billion, reflecting growth in Subscription and Advertising revenues. Subscription revenues rose 9% ($108 million), due mainly to higher rates and increased subscribers at both Turner and HBO. Advertising revenues grew 8% ($48 million), which included a 12% climb at the Turner networks, offset partially by a 5% decrease at The WB Network. This growth in Subscription and Advertising revenues was offset in part by declines in Content and Other revenues ($66 million), driven by the absence of revenue from Turner’s winter sports teams and arena ($61 million) – which were sold in the year-ago quarter – as well as favorable home video returns experience at HBO in the prior-year quarter, offset partly by higher ancillary sales of HBO’s original programming.

Adjusted Operating Income before Depreciation and Amortization rose 6% ($45 million) to $787 million, benefiting from higher revenues and the absence of $8 million in losses from the winter sports teams and arena, offset partially by the reversal of bad debt reserves (approximately $60 million) in the year-ago quarter related to the Adelphia bankruptcy.

Operating Income climbed 7% ($45 million) to $728 million, reflecting increases in Adjusted Operating Income before Depreciation and Amortization and the prior-year loss (approximately $7 million) related to the sale of Turner’s winter sports teams, offset in part by modestly higher depreciation expense.

Highlights

Among advertising-supported cable networks, TNT finished the quarter #1 in prime-time delivery of Adults 18-49 and Adults 25-54, while TBS ranked #1 in prime-time delivery of Adults 18-34 and #2 behind TNT in prime-time delivery of Adults 18-49. In total day, TNT set records in the delivery of Adults 18-49 and Adults 25-54 for advertising-supported cable networks. In fact, TNT has delivered year-over-year growth in Adults 18-49 for the last 19 consecutive quarters. Branded “very funny,” TBS accounted for the four highest-rated comedies among Adults 18-49 on advertising-supported cable – Sex and the City, Everybody Loves Raymond, Seinfeld and Friends – during the quarter.

Also at the Academy Awards, HBO swept the documentary categories, with Oscars for Best Documentary Feature, Born into Brothels, and Best Documentary Short Subject, Mighty Times: The Children’s March. HBO and Cinemax also won a combined five George Foster Peabody Awards, which recognize distinguished and meritorious service in the radio and television industry.

PUBLISHING (Time Inc.)

Revenues rose 8% ($93 million) to $1.2 billion, reflecting 10% growth ($50 million) in Advertising revenues, led by strength at People, InStyle and Real Simple, as well as recently launched magazines, offset partly by lower advertising revenues from other core magazines. Year-over-year growth also benefited from an 8% climb ($27 million) in Subscription revenues, related primarily to a decrease in subscription allowances due to timing and higher newsstand sales, as well as a 17% increase ($19 million) in Content revenues, led by Time Warner Book Group.

Adjusted Operating Income before Depreciation and Amortization increased 3% ($5 million) to $167 million, reflecting growth at People and Real Simple, as well as higher contributions from Time Warner Book Group, offset in part by higher start-up losses on magazine launches ($8 million) and lower contributions from other core magazines.

Operating Income grew 11% ($11 million) to $113 million, due to higher Adjusted Operating Income before Depreciation and Amortization and lower amortization expense ($11 million).

Highlights

Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2005 industry-leading share of overall domestic advertising through March 31 was 23.3%.

On January 20, Time Inc.’s IPC Media successfully launched Pick Me Up, a weekly women’s magazine, in the U.K.

Adweek ranked Real Simple as #1 on its “Hot List” and named Cottage Living its “Start-Up of the Year.”

Last month, Time Inc. won four National Magazine awards presented by the American Society of Magazine Editors.

Time Warner Book Group added 10 titles to the New York Times bestseller list this quarter. Joel Osteen’s Your Best Life Now, Honeymoon by James Patterson and Howard Roughan, as well as Malcolm Gladwell’s Blink all ranked #1 during the first quarter.

Consolidated Reported Net Income and Per Share Results

For the three months ended March 31, 2005, the Company reported Net Income of $963 million, or $0.20 per diluted common share. This compares to Net Income in 2004 of $961 million, or $0.20 per diluted common share.

For the three months ended March 31, 2005, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $963 million, or $0.20 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2004 of $712 million, or $0.15 per diluted common share.

Certain pre-tax items in the current-year quarter affected comparability, including an $80 million gain related to an increase in fair value of the option in Warner Music Group, $23 million in net investment gains, an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability, and a $2 million gain from the resolution of a contingent gain associated with the 2004 sale of Netscape Security Solutions, offset in part by a noncash impairment charge of $24 million in goodwill related to AOL Latin America. The current-year amount also included a $51 million tax benefit associated with the recognition of net capital loss carryforwards.

Certain pre-tax items in the prior-year quarter’s amount similarly affected comparability, including $36 million in net investment gains and an $8 million gain on the sale of a Time Inc. building, offset partially by an approximate $7 million loss on the sale of Turner’s winter sports teams.

In aggregate, these items had the net effect of increasing the current year’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $99 million (net of taxes), or $0.02 per diluted common share, and raising the previous year’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $22 million (net of taxes), with no impact to Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change. Excluding such items, the growth in Income before Discontinued Operations and Cumulative Effect of Accounting Change and Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was driven primarily by an increase in Operating Income and lower net interest expense, offset partly by a higher provision for income taxes.

Use of Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, legal reserves related to the government investigations, and legal reserves that may be established in connection with the pending securities litigation (referred to herein as Adjusted

Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures, such as capital expenditures, investment spending and return on capital.

Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Information on Business Outlook Release and Earnings Conference Call

Time Warner Inc. issued a separate release today regarding its 2005 full-year business outlook.

The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, May 4, 2005. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	John Martin (212) 484-6579
Susan Duffy (212) 484-6686	Jim Burtson (212) 484-8719
Mia Carbonell (212) 484-6684	Kelli Turner (212) 484-8269

# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
	2005	2004
	(millions, except
	per share amounts)
ASSETS
Current assets
Cash and equivalents	$7,012	$6,139
Restricted cash	150	150
Receivables, less allowances of $2.151 and $2.109 billion	4,494	5,512
Inventories	1,972	1,737
Investment in Google	918	—
Prepaid expenses and other current assets	1,100	1,101

Total current assets	15,646	14,639

Noncurrent inventories and film costs	4,270	4,415
Investments, including available-for-sale securities	3,703	4,703
Property, plant and equipment	13,160	13,094
Intangible assets subject to amortization	3,773	3,892
Intangible assets not subject to amortization	39,656	39,656
Goodwill	39,797	39,667
Other assets	3,151	3,273

Total assets	$123,156	$123,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,078	$1,339
Participations payable	2,558	2,579
Royalties and programming costs payable	1,093	1,018
Deferred revenue	1,552	1,497
Debt due within one year	1,626	1,672
Other current liabilities	5,034	6,468
Current liabilities of discontinued operations	44	51

Total current liabilities	12,985	14,624

Long-term debt	20,466	20,703
Deferred income taxes	15,298	14,943
Deferred revenue	901	905
Mandatorily convertible preferred stock	—	1,500
Other liabilities	4,608	4,341
Noncurrent liabilities of discontinued operations	38	38
Minority interests	5,549	5,514

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 96.3 and 105.7 million shares outstanding	1	1
Time Warner common stock, $0.01 par value, 4.588 and 4.483 billion shares outstanding	46	45
Paid-in capital	157,844	156,252
Accumulated other comprehensive income, net	90	106
Accumulated deficit	(94,670)	(95,633)

Total shareholders’ equity	63,311	60,771

Total liabilities and shareholders’ equity	$123,156	$123,339

Note:	Certain reclassifications have been made to the prior year’s financial information to conform to the March 31, 2005 presentation.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31,
(Unaudited)

	2005	2004
	(millions, except per share amounts)
Revenues:
Subscription	$5,492	$5,314
Advertising	1,647	1,447
Content	3,083	3,117
Other	261	307

Total revenues	10,483	10,185
Costs of revenues	(6,000)	(5,971)
Selling, general and administrative	(2,528)	(2,445)
Amortization of intangible assets	(150)	(154)
Restructuring costs	(12)	—
Asset impairments	(24)	—
Gains on disposal of assets, net	10	1

Operating income	1,779	1,616

Interest expense, net	(346)	(404)
Other income, net	111	31
Minority interest expense, net	(59)	(56)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,485	1,187
Income tax provision	(522)	(475)

Income before discontinued operations and cumulative effect of accounting change	963	712
Discontinued operations, net of tax	—	215

Income before cumulative effect of accounting change	963	927
Cumulative effect of accounting change, net of tax	—	34

Net income	$963	$961

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.21	$0.16
Discontinued operations	—	0.04
Cumulative effect of accounting change	—	0.01

Basic net income per common share	$0.21	$0.21

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.20	$0.15
Discontinued operations	—	0.04
Cumulative effect of accounting change	—	0.01

Diluted net income per common share	$0.20	$0.20

Average basic common shares	4,587.8	4,549.1

Average diluted common shares	4,722.3	4,699.1

Note:	Certain reclassifications have been made to the prior year’s financial information to conform to the March 31, 2005 presentation.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31,
(Unaudited)

	2005	2004
	(millions)
OPERATIONS
Net income(a)	$963	$961
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(34)
Depreciation and amortization	802	789
Amortization of film costs	776	725
Impairments of goodwill	24	—
Loss on writedown of investments	3	1
Gain on sale of investments and other assets, net	(35)	(39)
Equity in (income) losses of investee companies, net of cash distributions	(7)	8
Changes in operating assets and liabilities, net of acquisitions	(665)	(518)
Adjustments relating to discontinued operations	(7)	(74)

Cash provided by operations	1,854	1,819

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(224)	(80)
Capital expenditures and product development costs	(651)	(557)
Investment proceeds from available-for-sale securities	1	29
Other investment proceeds	85	2,571

Cash provided (used) by investing activities	(789)	1,963

FINANCING ACTIVITIES
Borrowings	1,285	1,866
Debt repayments	(1,532)	(2,917)
Proceeds from exercise of stock options	99	172
Principal payments on capital leases	(37)	(48)
Other	(7)	—

Cash used by financing activities	(192)	(927)

INCREASE IN CASH AND EQUIVALENTS	873	2,855

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	6,139	3,040

CASH AND EQUIVALENTS AT END OF PERIOD	$7,012	$5,895

(a)	Includes net income from discontinued operations of $215 million for the three months ended March 31, 2004.

Note:	Certain reclassifications have been made to the prior year’s financial information to conform to the March 31, 2005 presentation.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)

Three Months Ended March 31, 2005

	Adjusted
	Operating Income		Gains/(Losses)	Operating Income
	before Depreciation	Asset	From	before Depreciation
	and Amortization	Impairments	Asset Disposals	and Amortization
AOL(a)	$540	$(24)	$2	$518
Cable	822	—	—	822
Filmed Entertainment	410	—	—	410
Networks	787	—	—	787
Publishing(b)	167	—	8	175
Corporate	(102)	—	—	(102)
Intersegment elimination	(29)	—	—	(29)

Total	$2,595	$(24)	$10	$2,581

Three Months Ended March 31, 2004

	Adjusted
	Operating Income		Gains/(Losses)	Operating Income
	before Depreciation	Asset	From	before Depreciation
	and Amortization	Impairments	Asset Disposals	and Amortization
AOL	$489	$—	$—	$489
Cable	750	—	—	750
Filmed Entertainment	412	—	—	412
Networks(c)	742	—	(7)	735
Publishing(b)	162	—	8	170
Corporate	(164)	—	—	(164)
Intersegment elimination	13	—	—	13

Total	$2,404	$—	$1	$2,405

(a)	In the first quarter of 2005, Operating Income before Depreciation and Amortization includes a $24 million noncash goodwill impairment charge related to America Online Latin America, Inc. (“AOLA”) and a $2 million gain from the resolution of a contingent gain related to the 2004 sale of Netscape Security Solutions.
(b)	In the first quarter of 2005, Operating Income before Depreciation and Amortization includes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability. In the first quarter of 2004, Operating Income before Depreciation and Amortization includes an $8 million gain on the sale of a building.
(c)	In the first quarter of 2004, Operating Income before Depreciation and Amortization includes an approximate $7 million loss related to the sale of the winter sports teams.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME
(millions, unaudited)

Three Months Ended March 31, 2005

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL(a)	$518	$(147)	$(47)	$324
Cable	822	(376)	(20)	426
Filmed Entertainment	410	(30)	(52)	328
Networks	787	(55)	(4)	728
Publishing(b)	175	(35)	(27)	113
Corporate	(102)	(9)	—	(111)
Intersegment elimination	(29)	—	—	(29)

Total	$2,581	$(652)	$(150)	$1,779

Three Months Ended March 31, 2004

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL	$489	$(170)	$(42)	$277
Cable	750	(346)	(18)	386
Filmed Entertainment	412	(24)	(53)	335
Networks(c)	735	(49)	(3)	683
Publishing(b)	170	(30)	(38)	102
Corporate	(164)	(16)	—	(180)
Intersegment elimination	13	—	—	13

Total	$2,405	$(635)	$(154)	$1,616

(a)	In the first quarter of 2005, Operating Income before Depreciation and Amortization and Operating Income include a $24 million noncash goodwill impairment charge related to AOLA and a $2 million gain from the resolution of a contingent gain related to the 2004 sale of Netscape Security Solutions.
(b)	In the first quarter of 2005, Operating Income before Depreciation and Amortization and Operating Income include an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability. In the first quarter of 2004, Operating Income before Depreciation and Amortization and Operating Income include an $8 million gain on the sale of a building.
(c)	In the first quarter of 2004, Operating Income before Depreciation and Amortization and Operating Income include an approximate $7 million loss related to the sale of the winter sports teams.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(millions, unaudited)

	Three Months Ended March 31,
	2005	2004
Cash provided by operations	$1,854	$1,819
Less discontinued operations:
Net income	—	(215)
Other changes	7	74

Cash provided by continuing operations	1,861	1,678
Capital expenditures and product development costs	(651)	(557)
Principal payments on capital leases	(37)	(48)

Free Cash Flow(a)	$1,173	$1,073

(a)	Free Cash Flow is cash provided (used) by operations (as defined by U.S. generally accepted accounting principles) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.